EXHIBIT 5

                  HINCKLE, COX, EATON, COFFIELD & HENSLEY
                             ATTORNEYS AT LAW
                           1700 BANK ONE CENTER
                           POST OFFICE BOX 9238
                        AMARILLO, TEXAS 79105-9238
                    (806) 372-5569  FAX (806) 372-9761


                                                      February 27, 1995


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs:

      We refer to the proposed issuance and sale of shares of Common Stock, $1 par value (the "Shares"), of Southwestern Public Service Company (the "Company") for which the Company is filing a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the Company's Employee Investment Plan and the Non-Qualified Salary Deferral Plan (collectively, the "Plans").

      We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or advisable to render this opinion.

      On the basis of the foregoing, we advise you that, in our opinion the Shares have been duly authorized, and when certificates therefor have been duly executed and delivered pursuant to the Plans, the Shares will be legally issued, fully paid, and nonassessable by the Company.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          Very truly yours,


                                          HINCKLE, COX EATON, COFFIELD
                                            & HENSLEY